UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2024

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34582	27-0950358
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Easton Oval	Suite 500	Columbus	Ohio	43219
(Address of principal executive office)				(Zip code)

(814) 726-2140
 (Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, 0.01 Par Value	NWBI	NASDAQ Stock Market, LLC

    Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

    Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2024, Northwest Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Northwest Bank, appointed Douglas M. Schosser Chief Financial Officer, effective March 18, 2024. Mr. Schosser most recently served as Chief Accounting Officer for KeyCorp since 2015.

In connection with this appointment, Mr. Schosser has entered into an employment agreement with the Company and Northwest Bank. The term of the Employment Agreement is 24 months. The Employment Agreement will be extended on each November 1 for a period of 12 months unless terminated as provided in the Employment Agreement.

Under the Employment Agreement, Mr. Schosser is entitled to a base salary of $600,000. The Employment Agreement provides for participation in company-wide employee benefit plans and in executive incentive and benefit plans. In the event the Employment Agreement is terminated for “good reason” (as defined in the Employment Agreement) or in the event the Company or the Bank terminates Mr. Schosser’s employment for any reason other than for “cause” (as defined in the Employment Agreement), Mr. Schosser will be entitled to receive a cash lump sum equal to three times his base salary plus three times his highest bonus during the prior three years, paid within 30 days after his termination of employment, unless a six month delay in the payments is required to comply with Section 409A of the Internal Revenue Code. In the event of termination due to disability, the Bank will pay Mr. Schosser an amount equal to the difference between benefits provided under the Bank’s disability plan and the amount of Mr. Schosser’s base salary for the longer of the remaining term of the Employment Agreement, or one year following the termination of his employment due to disability. In the event of death during the term of the Employment Agreement, the Bank will pay Mr. Schosser’s estate his base salary for a period of one year, and will continue to provide nontaxable medical and dental benefits for his eligible dependents for three years. In the event of termination of Mr. Schosser’s employment (other than due to a change in control), The Employment Agreement also includes non-competition provisions. This agreement is included as an exhibits hereto.

There are no family relationships between Mr. Schosser and any director or other executive officer of the Company nor are there any transactions between Mr. Schosser or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 8.01     Other Events
On February 26, 2024, the Company issued a press release announcing the appointment of Mr. Schosser as Chief Financial Officer. A copy of the release is included as exhibit 99.1 to this report.

Item 9.01     Financial Statements and Exhibits
(d)     Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Northwest Bank, Northwest Bancshares, Inc. and Douglas M. Schosser
99.1	Press Release dated February 26, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

Date:	February 26, 2024	By:	/s/ Louis J. Torchio
Louis J. Torchio
President and Chief Executive Officer
(Principal Executive Officer)